UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POPULAR, INC.

(Exact name of registrant as specified in its charter)

Puerto Rico	66-0416582
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

209 Muñoz Rivera Avenue Hato Rey, Puerto Rico	00918
(Address of principal executive offices)	(Zip code)

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN

POPULAR, INC. USA 401(K) SAVINGS AND INVESTMENT PLAN

(Full title of the plan)

Carlos J. Vázquez

Executive Vice President

and Chief Financial Officer

209 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

(Name and address of agent for service)

(787) 765-9800

(Telephone number, including area code, of agent for service)

Copies to:

Javier D. Ferrer

Executive Vice President

and Chief Legal Officer

209 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common Stock, par value $0.01 per share
Popular, Inc. Puerto Rico Savings and Investment Plan	725,000	$33.01	$23,932,250	$2,780.93
Popular, Inc. USA 401(K) Savings and Investment Plan	250,000	$33.01	$8,252,500	$958.94

(1)	The amount being registered also includes an indeterminate number of shares of Common Stock which may be issuable as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416 under the Securities Act of 1933, amended (the “Securities Act”).
(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the employee benefits plans described herein. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee calculation is made for plan interests.
(3)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) under the Securities Act based upon the average of the high and low price of the Common Stock on the NASDAQ Global Select Market on May 12, 2015.
(4)	Pursuant to Rule 457(p) under the Securities Act, the registrant is applying the filing fee of $1,715.60 associated with certain unsold securities under a prior Registration Statement on Form S-8 (Registration No. 333-193162) filed with the Securities and Exchange Commission on January 2, 2014, to partially offset the entire registration fee of $3,739.87 that would otherwise be due in connection with this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by Popular, Inc. (the “Corporation”), the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(K) Savings and Investment Plan (collectively, the “Plans”) are incorporated herein by reference:

(1)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(2)	The Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

(3)	The Corporation’s Current Reports on Form 8-K filed on January 2, 2015, March 2, 2015 and May 5, 2015; and

(4)	The Plans’ Annual Reports on Form 11-K for the fiscal year ended December 31, 2013.

All documents filed by the Corporation or the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the date of this Registration Statement and before the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered under this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable. The Corporation’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a)	Article ELEVENTH of the Corporation’s Restated Certificate of Incorporation provides the following:

(1)	The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)	The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)	To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)	Any indemnification under paragraph 1 or 2 of this Article ELEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5)	Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article ELEVENTH.

(6)	The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)	By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of this status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article ELEVENTH or of the General Corporation Law of the Commonwealth of Puerto Rico or of any other State of the United States or foreign country as may be applicable.

(b)	Article 1.02(b)(6) of the Puerto Rico General Corporation Act (the “PR-GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.

(c)	Article 4.08 of the PR-GCA authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.

(d)	The Corporation maintains directors’ and officers’ liability insurance.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section (10)(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico, on this 14th day of May, 2015.

POPULAR, INC.

/s/ Carlos J. Vázquez
Name:	Carlos J. Vázquez
Title:	Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Carrión, Ignacio Alvarez, Carlos J. Vázquez and Javier D. Ferrer, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Richard L. Carrión	Chairman of the Board and Chief Executive Officer	May 14, 2015
Richard L. Carrión

/s/ Joaquín E. Bacardí, III	Director	May 14, 2015
Joaquín E. Bacardí, III

/s/ Alejandro M. Ballester	Director	May 14, 2015
Alejandro M. Ballester

/s/ John W. Diercksen	Director	May 14, 2015
John W. Diercksen

/s/ María Luisa Ferré	Director	May 14, 2015
María Luisa Ferré

/s/ David E. Goel	Director	May 14, 2015
David E. Goel

Signature	Title	Date

/s/ C. Kim Goodwin	Director	May 14, 2015
C. Kim Goodwin

/s/ William J. Teuber Jr.	Director	May 14, 2015
William J. Teuber Jr.

/s/ Carlos A. Unanue	Director	May 14, 2015
Carlos A. Unanue

/s/ Carlos J. Vázquez	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 14, 2015
Carlos J. Vázquez

/s/ Jorge J. García	Senior Vice President and Corporate Comptroller (Principal Accounting Officer)	May 14, 2015
Jorge J. García

The Plans. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plans) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico on the 14th day of May, 2015.

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN

/s/ Douglas H. Hachenburg
Name:	Douglas H. Hachenburg
Title:	Authorized Representative

POPULAR, INC. USA 401(K) SAVINGS AND INVESTMENT PLAN

/s/ Douglas H. Hachenburg
Name:	Douglas H. Hachenburg
Title:	Authorized Representative

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1	Composite Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

4.2	Composite Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.1 of the Corporation’s Current Report on Form 8-K, filed on September 29, 2014).

4.3	Specimen of Physical Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Corporation’s Current Report on Form 8-K filed on May 30, 2012).

4.4	Popular, Inc. 2004 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.21 of Popular, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

4.5	Amendment to Popular Inc. 2004 Omnibus Incentive Plan (incorporated by reference to the Corporation’s Proxy Statement filed with the SEC on March 15, 2013).

5.1*	Opinion of Pietrantoni Méndez & Alvarez LLC with respect to the Popular, Inc. Puerto Rico Savings and Investment Plan, regarding compliance with ERISA.

5.2*	Opinion of Foley & Lardner LLP with respect to the Popular, Inc. USA 401(k) Savings and Investment Plan, regarding compliance with ERISA.

23.1*	Consent of Pietrantoni Méndez & Alvarez LLC (Included in Exhibit 5.1).

23.2*	Consent of Foley & Lardner LLP (included as part of Exhibit 5.2).

23.3*	Consent of PricewaterhouseCoopers LLP.

24	Powers of Attorney (included on page 6)

*	Filed herewith